Exhibit 99.1

April 18, 2019 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2019

NORTH LIBERTY, IOWA - April 18, 2019 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2019.

Three months ended March 31, 2019:

•	Net Income of $17.3 million, Basic Earnings per Share of $0.21,

•	Operating Revenue of $139.5 million,

•	Operating Income of $20.8 million, a 61.0% increase from March 31, 2018,

•	Operating Ratio of 85.1% and 83.0% Non-GAAP Adjusted Operating Ratio(1),

•	Cash Balance of $176.3 million and a Debt-Free Balance Sheet.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are excited to report our results for the three months ended March 31, 2019. Our operating results were strong in terms of profit and overall operating efficiency despite general freight environment and weather challenges during the quarter. Our operating ratio improved from the first quarter of 2018 at 91.7% to 85.1% during the first quarter of 2019 and improved from 91.0% to 83.5% for the trailing four quarters ended March 31, 2018 and 2019, respectively. Our net income grew from $13.4 million in the first quarter of 2018 to $17.3 million during the first quarter of 2019, a 29.5% increase. As expected, our cash balance increased to $176.3 million at the end of the first quarter of 2019 from $105.0 million at the end of the first quarter of 2018 and increased $14.9 million as compared to $161.4 million at the end of 2018. Our operating revenue results during the first quarter of 2019 were challenged by severe weather over multiple weeks which included safety shutdowns for our drivers and impacted customer operations and shipping patterns. In addition, we have experienced general softness in the overall freight environment during the first quarter of 2019 as customer demand to date in 2019 has been less than that over the same period of 2018. However, we have been successful with our driver recruiting and retention efforts which have resulted in organic growth during the first quarter of 2019 as compared to the quarter ended December 31, 2018. We continued to refresh our fleet of tractors and trailers as well as several of our terminal locations as we look to provide the latest equipment and terminal amenities to our professional drivers while remaining debt free. I am pleased with our drivers, our team that supports our drivers, and our financial results for the first quarter of 2019."

Financial Results

Heartland Express ended the first quarter of 2019 with net income of $17.3 million, compared to $13.4 million in the first quarter of 2018, an increase of $3.9 million (29.5%). Basic earnings per share were $0.21 during the quarter compared to $0.16 basic earnings per share in the first quarter of 2018. Operating revenues were $139.5 million, compared to $156.7 million in the first quarter of 2018, a decrease of $17.2 million (11.0%). Operating revenues for the quarter included fuel surcharge revenues of $17.0 million compared to $21.5 million in the same period of 2018, a $4.5 million decrease. Operating revenues decreased 9.4%, excluding the impact of fuel surcharge revenues(1), primarily due to fewer miles driven during the first quarter of 2019 as compared to the same period in 2018. Although revenues were down quarter over quarter, operating income for the three month period increased $7.9 million primarily due to improved operating margins. The Company posted an operating ratio of 85.1%, adjusted operating ratio(1) of 83.0%, and a 12.4% net margin (net income as a percentage of operating revenues) in the first quarter of 2019 compared to 91.7%, 90.4%, and 8.5%, respectively in the first quarter of 2018.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2019, the Company had $176.3 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $89.3 million in available borrowing capacity on the line of credit at March 31, 2019 after consideration of $10.7 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $832.9 million and stockholders' equity of $631.8 million.

Net cash flows from operations for the three months of 2019 were $35.8 million, 25.6% of operating revenue. The primary use of net cash generated from operations during the three month period ended March 31, 2019 was $20.5 million for net equipment transactions, and $1.6 million for dividends. The average age of the Company's tractor fleet was 1.4 years as of March 31, 2019 compared to 1.5 years at March 31, 2018. The average age of the Company's trailer fleet was 3.5 years at March 31, 2019 compared to 4.9 years at March 31, 2018. The Company currently anticipates a total of approximately $80 to $100 million in net capital expenditures for calendar year 2019. The Company ended the past twelve months with a return on total assets of 9.5% and a 12.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first quarter of 2019. The Company has now paid cumulative cash dividends of $479.0 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-three consecutive quarters.

During the three months ended March 31, 2019, the Company purchased no shares of our common stock but purchased 71,894 shares of our common stock for $1.3 million during the three months ended March 31, 2018. Our outstanding shares at March 31, 2019 were 81.9 million shares. A total of 6.1 million shares of common stock have been repurchased for $113.8 million over the past five years. The Company has the ability to repurchase an additional 6.9 million shares under the current authorization which would result in 75.0 million outstanding shares if fully executed.

Other Information

During the first quarter of 2019, we continued to deliver award-winning service and safety to our customers, as evidenced by the following awards received:

•	Quaker/Gatorade - 2018 Carrier of the Year (Central West Region)

•	Quaker/Gatorade - 2018 Carrier of the Year (Southwest Region)

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,”

“believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
OPERATING REVENUE	$139,536	$156,695

OPERATING EXPENSES:
Salaries, wages, and benefits	$53,796	$62,009
Rent and purchased transportation	2,412	6,125
Fuel	23,180	28,940
Operations and maintenance	5,845	7,865
Operating taxes and licenses	3,891	3,952
Insurance and claims	4,789	4,224
Communications and utilities	1,223	1,870
Depreciation and amortization	22,227	25,601
Other operating expenses	5,171	6,030
Gain on disposal of property and equipment	(3,841)	(2,869)

	118,693	143,747

Operating income	20,843	12,948

Interest income	1,145	342

Income before income taxes	21,988	13,290

Federal and state income taxes	4,670	(88)

Net income	$17,318	$13,378

Earnings per share
Basic	$0.21	$0.16
Diluted	$0.21	$0.16

Weighted average shares outstanding
Basic	81,936	83,309
Diluted	81,956	83,349

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2019	2018
CURRENT ASSETS
Cash and cash equivalents	$176,303	$161,448
Trade receivables, net	53,279	48,955
Prepaid tires	10,521	9,378
Other current assets	13,171	12,551
Income tax receivable	—	170
Total current assets	253,274	232,502

PROPERTY AND EQUIPMENT	621,771	603,670
Less accumulated depreciation	211,516	200,550
	410,255	403,120
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	13,892	14,494
DEFERRED INCOME TAXES, NET	4,774	4,535
OTHER ASSETS	18,330	19,152
	$832,935	$806,213
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,586	$10,552
Compensation and benefits	22,659	22,558
Insurance accruals	21,123	22,130
Other accruals	11,552	9,449
Income taxes payable	2,010	—
Total current liabilities	73,930	64,689
LONG-TERM LIABILITIES
Income taxes payable	5,317	5,577
Deferred income taxes, net	73,795	71,041
Insurance accruals less current portion	48,066	48,934
Total long-term liabilities	127,178	125,552
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2019 and 2018; outstanding 81,943 in 2019 and 81,930 in 2018, respectively	907	907
Additional paid-in capital	3,424	3,454
Retained earnings	775,940	760,262
Treasury stock, at cost; 8,746 in 2019 and 8,759 in 2018, respectively	(148,444)	(148,651)
	631,827	615,972
	$832,935	$806,213

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2019	2018
	(Unaudited, in thousands)

Operating revenue	$139,536	$156,695
Less: Fuel surcharge revenue	17,016	21,530
Operating revenue, excluding fuel surcharge revenue	122,520	135,165

Operating expenses	118,693	143,747
Less: Fuel surcharge revenue	17,016	21,530
Adjusted operating expenses	101,677	122,217

Operating income	$20,843	$12,948
Operating ratio	85.1%	91.7%
Adjusted operating ratio	83.0%	90.4%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.